UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2009

RAINIER PACIFIC FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Washington	000-50362	87-0700148
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1498 Pacific Avenue, Tacoma, Washington	98402
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (253) 926-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)  On October 23, 2009, Rainier Pacific Financial Group, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) providing notice that, for the last 30 consecutive business days, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5 million as required for continued listing on the Nasdaq Global Market by Nasdaq Listing Rule 5450(b)(1)(C). For Nasdaq purposes, MVPHS is the market value of the Company’s total shares outstanding, less any shares held directly or indirectly by officers, directors or beneficial owners of more than 10% of the total shares outstanding. Such notice has no effect on the listing of the Company’s securities at this time.

Nasdaq’s letter advises the Company that, in accordance with Nasdaq Listing Rule 5810(c)(3)(D), Nasdaq will provide the Company 90 calendar days from October 23, 2009, or until January 21, 2010, to regain compliance with its listing rules. If, at any time before January 21, 2010, the Company’s MVPHS is at least $5 million for a minimum of 10 consecutive trading days, Nasdaq staff will provide written notice that the Company has regained compliance with Nasdaq Listing Rule 5450(b)(1)(C), and the Company’s shares will continue to trade on the Nasdaq Global Market.

No guarantee exists that the Company will be able to regain compliance with this listing rule. The Company intends to apply to transfer its securities to the Nasdaq Capital Market, which has a reduced MVPHS requirement, if it satisfies the requirements for continued inclusion in that market.

The Company issued a press release announcing its receipt of the notice from Nasdaq described herein. A copy of the press release is attached hereto asExhibit 99.1

Item 9.01. Financial Statements and Exhibits.

(d)             Exhibits

99.1           Press Release of Rainier Pacific Financial Group, Inc. dated October 28, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAINIER PACIFIC FINANCIAL GROUP, INC.

Date: October 28, 2009	/s/John A. Hall
John A. Hall
President and Chief Executive Officer
(Principal Executive Officer)

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